Exhibit 99.1

Dendreon Signs Agreement to Lease Manufacturing Facility in New Jersey

SEATTLE, WA, August 18, 2005 – Dendreon Corporation (Nasdaq: DNDN) today announced that it has signed an agreement to lease 158,242 square feet of commercial manufacturing space in Hanover, New Jersey. Dendreon intends to develop this facility to meet the anticipated clinical and commercial manufacturing needs for Provenge® and its other active immunotherapy product candidates in development. Provenge is the Company’s lead investigational active immunotherapy for the treatment of prostate cancer.

The Company will use the facility for manufacturing, laboratory, warehouse, and office space. The location is well situated both in terms of access to distribution channels and qualified industry personnel, which should provide operational efficiencies for the Company.

“We are pleased to have secured a manufacturing facility on the East Coast,” said Mitchell H. Gold, president and chief executive officer of Dendreon. “This is an important milestone for the company as we work toward bringing Provenge to market as rapidly as possible.”

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include the risk that Dendreon may lack the financial resources and access to capital to fund development and commercialization of Provenge and its other product candidates, the risk that Dendreon may not develop an adequate commercial infrastructure, the risk that components of Provenge will not be successfully manufactured or manufactured in necessary quantities and with required qualities, the risk that the safety and/or efficacy results of clinical trials for Provenge will not support an application for marketing approval for that product candidate, the risk that the FDA will not be satisfied with an application for marketing approval for Provenge or any of its other product candidates, the risk that Provenge or any of its other product candidates, if approved for marketing, will not be successfully commercialized, the risk of reliance on key employees, the risk associated with dependence on intellectual property, and risks related to Dendreon’s limited operating history. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500